CERTIFICATE OF INCORPORATION
OF

216 Pharmacy Corp.

FIRST: The name of the corporation is: 216 Pharmacy Corp.

SECOND: Its registered office in the State of Delaware, in Kent County therein, located at 8 The Green STE A, Dover. DE, 19901. The registered agent in charge thereof is Delaware Corporate Headquarters LLC.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock the corporation is authorized to issue 100,000,000 common stock and 10,000,000 preferred stock both having a par value of$0.0001 per share. The preferred stock may be issued in one or more classes or series with rights, preferences, privileges, and restrictions of each class or series to be determined by its Board of Directors, without further approval by the shareholders except as required by law

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Dennis R Alexander whose mailing address is 8 The Green STE A, Dover DE, 19901.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, Dennis R Alexander, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate and do certify that the facts herein stated are true; and have accordingly signed below, this 21 day of April 2025.

Signed and Attested to by:
	By:	Dennis R Alexander, Incorporator